Exhibit 23.3

Mining and Geological Consultants

September 17, 2013

File: 3554.002

Consent of John T. Boyd Company

The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-3, including any amendment thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”), of information contained in Hi-Crush Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012, (the “Annual Report”) relating to our reports setting forth the estimates of reserves as of December 31, 2012, and references to our firm in the form and context in which they appear in the Annual Report. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

Respectfully submitted,

JOHN T. BOYD COMPANY

By: /s/ Ronald L. Lewis

Ronald L. Lewis

Managing Director and COO